                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

         Date of Report (Date of Earliest Event Reported): July 2, 1998

                               BUDGET GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)

      DELAWARE                         0-78274                    59-3227576
(State or Other Jurisdiction    (Commission File No.)          (I.R.S. Employer
 of Incorporation)                                           Identification No.)

125 Basin Street, Suite 210
Daytona Beach, Florida                                              32114
(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code:  (904) 238-7035
                                    N/A
     ---------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

         The following consolidated financial statements of Budget Group, Inc. reflecting the pooled operations of Budget Group, Inc. and subsidiaries and Cruise America, Inc., which was acquired by Budget Group, Inc. on January 28, 1998, and related Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1995, 1996 and 1997, are filed as part of this Report:

         Report of Independent Certified Public Accountants Independent Auditors' Report
         Consolidated Balance Sheets - December 31, 1996 and 1997 Consolidated Statements of Income for Each of the Three
           Years in the Period Ended December 31, 1997
         Consolidated Statements of Stockholders' Equity for Each
           of the Three Years in the Period Ended December 31, 1997 Consolidated Statements of Cash Flows for Each of the
           Three Years in the Period Ended December 31, 1997
         Notes to Consolidated Financial Statements


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

      Prior to the Budget Acquisition, TEAM was the largest Budget franchisee in the United States and was one of the largest independent retailers of late model automobiles in the United States. In 1994, the Company embarked on a strategy to significantly expand its Budget franchise base and to develop a branded retail car sales operation within its Budget franchise territories. This strategy both leveraged management's experience and created certain operating efficiencies between these complementary businesses.

      The Company's retail car sales business has grown significantly since the opening of the Company's first retail car sales facility in November 1994. The Company added six retail car sales facilities during 1995, with the retail car sales business producing $42.7 million of revenue for 1995 (representing 17.8% of the Company's total historical revenue for the year), and added four facilities during 1996. The retail car sales business produced $134.1 million of revenue in 1996 (representing 29.9% of the Company's total historical revenue for the year). The Company's retail car sales business produced $1.3 million of operating income in 1995 (representing 5.6% of the Company's total operating income) and $1.9 million of operating income in 1996 (representing 4.0% of the Company's total operating income). The Company added 15 retail car sales facilities during 1997, for a total of 26 retail car sales facilities operated by the Company at December 31, 1997. In 1997, the Company's retail car sales business had revenue of $240.0 million (representing 17.0% of the Company's total historical revenue for the year) and an operating loss of $2.4 million reflecting significant costs to upgrade BRACC locations and to open several new locations. At December 31, 1996 and 1997, the retail car sales business represented 7.0% and 2.7% of the Company's total identifiable assets, respectively. The remaining retail vehicle sales revenues, operating income and identifiable assets of the Retail Vehicle Sales segment relate to recreational vehicle activity of Cruise America, Inc. ("Cruise"). See Note 16 of the Notes to the Consolidated Financial Statements of the Company.

      The 1995 results of operations reported herein include the consolidated operations of the entities comprising the Company at December 31, 1994 and the acquired operations of the Dayton, Ohio, Charlotte, North Carolina, Hartford, Connecticut, and Los Angeles, California Budget franchises from their respective acquisition dates through December 31, 1995. The 1996 results of operations reported herein include the acquired operations of the Phoenix Budget franchise, Van Pool Services and ValCar Rental Car Sales, Inc. ("ValCar") from their respective acquisition dates. The results of operations reported herein also include the operations of Cruise America, Inc., acquired on January 28, 1998 and accounted for as a pooling of interests, as if the companies had combined at the first period presented.

      On April 29, 1997, the Company acquired the stock of BRACC. The consideration paid by TEAM pursuant to the Stock Purchase Agreements consisted of (i) approximately $275.0 million in cash and (ii) the issuance to Ford of 4,500 shares of newly created Series A Convertible Preferred Stock of the Company, which were converted into 4,500,000 shares of Class A Common Stock and sold in a public offering on October 1, 1997. The results of operations of the Company for 1997 include the operations of BRACC from April 29, 1997. The 1997 results of operations reported herein also include the acquired operations of Premier Car Rental from July 31, 1997 and the Budget franchise in St. Louis, from September 30, 1997.

RESULTS OF OPERATIONS

      The following table sets forth for the periods indicated, the percentage of operating revenues represented by certain items in the Company's consolidated statements of operations:

                                                        YEAR ENDED DECEMBER 31,
                                                      1995       1996       1997
                                                      ----       ----       ----
Vehicle rental revenue                                  63.4%      61.7%     75.8%
Retail car sales revenue                                36.0       37.8      20.5
Royalties and other revenue                               .6         .5       3.7
                                                     -------    -------   -------
    Total operating revenue                            100.0      100.0     100.0
                                                     -------    -------   -------
Direct vehicle and operating expenses                    9.6       10.8      10.1
Cost of car sales                                       32.1       32.7      17.8
Vehicle depreciation expense                            15.9       16.0      20.7
Non-vehicle depreciation expense                         1.0        0.8       1.1
Advertising, promotion and selling                       5.7        5.6       6.8
Facilities                                               5.2        4.8       6.9
Personnel                                               14.5       14.3      18.4
General and administrative expenses                      5.9        4.0       5.5
Amortization of franchise rights                         0.4        0.4       0.6
                                                     -------    -------   -------
Operating income                                         9.7       10.6      12.1
                                                     -------    -------   -------
Vehicle interest expense                                 8.6        7.2       7.2
Non-vehicle interest expense (income), net               (.2)       0.2       1.0
Nonrecurring expense                                      --        0.3        --
                                                     -------    -------   -------
Income before income taxes                               1.3        2.9       3.9
Provision for income taxes                               0.6        1.1       1.8
                                                     -------    -------   -------
Net income                                               0.7%       1.7%      2.1%

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

      General Operating Results. Net income for 1997 increased $22.0 million to $29.8 million from $7.8 million in 1996. Diluted earnings per share for 1997 increased to $1.25 per share from $.70 per share in 1996. Income before income taxes increased $42.7 million for 1997 to $55.6 million from $12.9 million for 1996.

      Operating Revenues. Vehicle rental revenue increased $794.1 million in 1997 to $1,070.4 million from $276.3 million in 1996. This increase was due primarily to the Budget Acquisition which added over 370 locations and over 67,000 vehicles to the Company's operations in the U.S. Revenue from the sales of vehicles increased $119.8 million in 1997 to $289.1 million from $169.3 million in 1996. This increase was due primarily to the addition of 11 car sales operations of BRACC as well as 4 new stores opened by the Company. Royalties and other revenues totaled $51.9 million in 1997 and largely represent royalty and other fees due from the Company's franchisees.

      Operating Expenses. Total operating expenses increased $840.2 million in 1997 to $1,240.4 million from $400.2 million in 1996. This increase was largely due to the addition of BRACC's operations to the Company's operations. The cost of vehicles sold increased $104.6 million in 1997 to $251.1 million from $146.5 million in 1996. This increase is reflective of the car sales revenue growth with the addition of BRACC car sales locations and new locations opened by the Company. General and administrative expenses in 1997 includes a $10.0 million one-time charge to establish an accrual for damages. See Note 13 of the Notes to the Consolidated Financial Statements of the Company. Amortization expense increased $6.7 million in 1997 to $8.5 million from $1.8 million in 1996. This increase was largely due to intangibles, including goodwill, related to the Budget Acquisition. Changes from 1996 to 1997 in the percent of revenue for expense categories are largely attributable to the increase in vehicle rental operations in relation to vehicle sales operations resulting from the Budget Acquisition.

      Other (Income) Expense. Interest expense, net of interest income, increased $80.6 million in 1997 to $115.4 million from $34.7 million in 1996. This increase was due to the financing of fleet and other borrowings related to the Budget Acquisition, net of investment income due to the increase in cash.

      Provision for Income Taxes. The provision for income taxes increased $20.7 million in 1997 to $25.8 million from $5.1 million for 1996. The tax provision reflects a full year effective rate of 46% which is higher than the statutory rate largely due to the effects of non-deductible intangible amortization and the impact of state and local income taxes net of the federal benefit.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

      General Operating Results. Net income for 1996 increased $6.0 million, or 352.7%, to $7.8 million from $1.7 million for 1995. Income before provision for income taxes increased 304.3% from $3.2 million in 1995 to $12.9 million for 1996. This increase was due to the Company's acquisition activity and the growth of the Company's car sales operations from seven locations at December 31, 1995 to 11 locations at December 31, 1996. Operating income for 1996 increased $24.4 million, or 105.1%, from $23.2 million for 1995 to $47.6 million for 1996, due primarily to an increase in the vehicle fleet resulting from the acquisitions of the Budget franchises in Arizona and Southern California and Van Pool Services. The daily average rental rate increased slightly to $41.19 in 1996 from $40.75 in 1995.

      Operating Revenues. Vehicle rental revenues for 1996 increased $124.6 million, or 82.1%, from $151.7 million in 1995 to $276.3 million in 1996. The increase in rental revenues was due primarily to the increase in the size of the Company from operating 133 rental locations in 12 franchise areas at December 31, 1995 to operating 152 locations in 13 franchise territories at December 31, 1996, and to the acquisition of Van Pool Services in February 1996. Revenues from the sale of vehicles increased $83.1 million from $86.2 million in 1995 to $169.3 million in 1996 due to the expansion of the Company's car sales facilities from seven locations at December 31, 1995 to 11 locations at December 31; 1996.

      Operating Expenses. Operating expenses increased approximately $183.9 million, or 85.0%, to $400.2 million for 1996 as compared to $216.3 million for 1995. The growth of the Company's vehicle rental operations through the acquisitions discussed above was the principal cause of all the increases in the Company's operating expenses. Vehicle depreciation increased approximately $33.7 million, or 88.4%, in 1996 due to an increase in fleet of 7,800 vehicles. Advertising expenses increased from $13.7 million in 1995 to $25.2 million for 1996 due to the increase in the size of the rental operations and due to the growth of the retail car sales operations from five markets at December 31, 1995 to 11 markets at December. 31, 1996. The retail car sales business typically incurs greater advertising expense than the car rental-business. Facilities expense increased $9.0 million, or 72.4%, in 1996 as compared to 1995 due to the addition of 19 1ocations since December 31, 1995. Personnel costs increased approximately 83.9% in 1996 as compared to 1995 due to an increase of approximately 800 employees since December 31, 1995. Other operating expenses increased due to a greater volume of rental business resulting from the 1995 and 1996 acquisitions.

      Other (Income) Expense, Net. Interest expense, net of interest income, increased from $20.0 million for 1995 to $34.7 million for 1996. Vehicle interest expense increased approximately $11.9 million in 1996 due to the increase in the size of the Company's rental fleet from approximately 7,800 vehicles at December 31, 1995 to approximately 15,600 vehicles at December 31, 1996. Non-vehicle interest (income) expense increased $1.0 million to $1.7 million in 1996 from $.7 million in 1995. This increase was primarily due to non-vehicle interest paid on financing for the acquisition of the Phoenix Budget franchise.

      Provision for Income Taxes. The provision for income taxes increased $3.6 million from $1.5 million for 1995 to $5.1 million for 1996. The tax provision is calculated at a rate of approximately 39.7%. The increase in provision is due to the enhanced profitability of the Company in 1996 as compared to 1995.

LIQUIDITY AND CAPITAL RESOURCES

      Historically, the Company's operations have been funded by cash provided from operating activities and by financing provided by banks, automobile manufacturers' captive finance companies and leasing companies.

The material terms of the Company's financing facilities are described below. The Company's existing indebtedness at December 31, 1997 has interest rates ranging from 5.8% to 10.5%. The Company intends to fund its operations through asset-backed notes and revolving credit facilities with financial institutions for fleet financing and working capital, as well as through other similar facilities and through placements or offerings of additional debt and/or equity securities.

      At December 31, 1997, the Company had borrowed $2.2 billion under asset-backed notes and a commercial paper facility, which are utilized largely to finance vehicles eligible for certain manufacturers' vehicle repurchase programs. Proceeds from the asset-backed notes that are temporarily unutilized for vehicle financing are maintained in restricted cash accounts with the trustees. The notes are collateralized by the secured vehicles and the restricted cash accounts. Rates on asset-backed notes and the commercial paper facility at December 31, 1997 range from 5.8% to 7.8%.

      The Company's other vehicle obligations consist of outstanding lines of credit to purchase rental fleet retail car sales inventory. Collateralized available lines of credit at December 31, 1997 consist of $89.2 million for rental vehicles and $27.0 million for retail car sales inventory with maturity dates through May 1998. Vehicle obligations are collateralized by revenue earning vehicles financed under these credit facilities and proceeds from the sale, lease or rental of rental vehicles and retail car sales inventory. Interest payments for rental fleet facilities are due monthly at annual interest rates ranging. from 7.0% to 10.5% at December 31, 1997. Management expects that vehicle obligations will generally be repaid within one year from the balance sheet date with proceeds received from either the repurchase of the vehicles by the manufacturers in accordance with the terms of the manufacturers' vehicle repurchase programs or from the sales of the vehicles.

      Net cash provided by operating activities for the twelve months ended December 31, 1997 increased 205.3% to $235.6 million from $77.2 million for the twelve months ended December 31, 1996. Net cash provided by operating activities for 1996 increased 147.3% to $77.2 million from $31.2 million in 1995. In each period, the Company experienced increases in cash received from rentals which were offset to some extent by increases in cash paid to vendors and employees and in interest expenses.

      Net cash used in investing activities for the twelve months ended December 31, 1997 increased 621.9% to $664.6 million from $92.1 million for the. twelve months ended December 31, 1996. Net cash used in investing activities is primarily attributed to cash paid to suppliers of revenue earning vehicles and, to a lesser extent, capital expenditures. This cash use is mainly offset by cash received from the sale of vehicles (most of which sales. were pursuant to manufacturers' vehicle repurchase programs). Cash received from the sale of vehicles was $1,747.3 million, $484.1 million and $317.7 million for 1997, 1996 and 1995, respectively. Cash paid to suppliers of revenue earning vehicles was $2,063.6 million, $569.1 million and $362.0 million for 1997, 1996 and 1995, respectively. The increase in cash paid to suppliers of revenue earning vehicles during 1997 was a result of the increased number of locations due to the Budget Acquisition. The increase in cash paid to suppliers of revenue earning vehicles during 1996 was a result of the increased number of operating locations throughout 1996. Payment for acquisitions, net of cash acquired, amounted to $143.2 million, $5.1 million and $6.5 million for 1997, 1996 and 1995, respectively.

      Net cash provided by financing activities for the twelve months ended December 31, 1997 increased 711.5% to $536.8 million from $66.2 million for the twelve months ended December 31, 1996, due primarily to proceeds received from the issuance of Class A Common Stock and various notes payable, which was partially offset by the utilization of a portion of these proceeds to purchase BRACC and repay vehicle and non-vehicle debt. Net cash provided by financing activities for 1996 increased 85.1% to $66.2 million from $35.7 million in 1995, due primarily to proceeds received from the issuance of Class A Common Stock and the Series A Convertible Notes, which was partially offset by the utilization of a portion of these proceeds to repay existing vehicle and non-vehicle debt.

   Fleet Financing Facilities

      Historically, the Company's operations were partially funded by cash provided from operating activities and by financing provided under asset-backed notes issued under the First, Second and Third Fleet Financing Facilities (collectively, the "Fleet Financing Facilities"). At December 31,1997, amounts outstanding under the Fleet Financing Facilities were comprised of $105.7 million of asset-backed notes issued by the Company's special purpose finance subsidiary, Team Fleet Financing Corporation ("TFFC"),in August 1994 (the "First Fleet Financing Facility"), $30.4 million of asset-backed notes assumed by the Company in connection with the acquisition of the Los Angeles, California Budget franchise in October 1995 (the "Second Fleet Financing Facility") and $176.0 million of asset-backed notes issued by TFFC in December 1996 (the "Third Fleet Financing Facility"). These facilities have been principally utilized to finance Program Vehicles. Proceeds from these facilities that are temporarily unutilized for vehicle financing are maintained in restricted cash accounts with the trustee and are not available for other purposes. The notes issued under these facilities are collateralized by the financed vehicles and the restricted cash accounts, with the vehicles being leased to the Company's operating subsidiaries.

      The First Fleet Financing Facility is comprised of senior and subordinated notes. The senior notes require monthly interest payments at an annual rate of average LIBOR, as defined, plus 0.75% (6.86% at December 31, 1997). Monthly principal payments of $16.7 million commence in June 1999 with the last payment due in November 1999. The subordinated notes included in the First Fleet Financing Facility require monthly interest payments at an annual rate of average LIBOR, as defined, plus 1.30% (7.41% at December 31, 1997) and are payable in full in December 1999.

      The Second Fleet Financing Facility is comprised of senior and subordinated notes. The senior notes require monthly interest payments at an annual rate of average LIBOR, as defined, plus 0.60% (6.71% at December 31, 1997). Monthly principal payments of $4.8 million commence in November 1997 with the last payment due in June 1998. The subordinated notes included in the Second Fleet Financing Facility require monthly interest payments at an annual rate of average LIBOR, as defined, plus 1.0% (7.11% at December 31, 1997) and are payable in full in July 1998.

      The Third Fleet Financing Facility is comprised of senior and subordinated notes. The senior notes require monthly interest payments at an annual rate of 6.65%. Monthly principal payments of $13.8 million commence in 2001 with the last payment due in 2002. The subordinated notes included in the Third Fleet Financing Facility require monthly interest payments at an annual rate of 7.10% and are payable in full in June 2002. Up to $100 million of the Third Fleet Financing may be used to finance vehicles that are not Program Vehicles.

   April 1997 Fleet Financings

      The April 1997 Fleet Financings entered into concurrently with the Budget Acquisition provide financing for $1.4 billion of vehicles. The April 1997 Fleet Financings consist of a $900.0 million commercial paper facility and an additional $500.0 million asset-backed note facility. As of December 31, 1997, the Commercial Paper Facility has various interest rates, which range between 5.75% and 6.15%. The asset-backed note facility consists of senior and subordinated notes. The senior notes require monthly interest payments at an annual rate of 7.35%. Monthly principal payments of $39.4 million commence November 2001 with a final payment due in October 2002. The subordinated notes require monthly interest payments at an annual rate of 7.80% and are payable in full in November 2002.

   Budget Fleet Financing Facility

      Historically, BRACC's operations were partially funded with cash provided by notes issued by Budget Fleet Finance Corporation (the "BFFC Facility"), which is a special purpose bankruptcy remote corporation. The Company has continued to utilize borrowings under the BFFC Facility to fund its operations. The BFFC Facility consists of $500.0 million of senior notes requiring monthly interest payments at LIBOR plus 0.50% (6.36% at December 31, 1997). Six monthly principal payments of $83.3 million commence in April 1999 with the last payment due in September 1999.

   The Debt Placements

      Concurrently with the Budget Acquisition, the Company issued $45.0 million aggregate principal amounts of Series B Convertible Notes, and BRACC issued $165.0 million aggregate principal amount of Guaranteed Senior Notes, which are guaranteed by the Company and certain subsidiaries of the Company. The Guaranteed Senior Notes bear interest at a rate of 9.57% and mature in 2007. In addition, the note purchase agreements relating to the Series A Convertible Notes, which had been Issued in December 1996, were amended to extend the maturity of the Series A Convertible Notes to April 2007 and conform other terms to the terms of the Series B Convertible Notes. At a conversion price of $20.07 per share, the Series A Convertible Notes are convertible into an aggregate of 3,986,046 shares of Class A Common Stock, bear interest at a rate of 7% and mature in 2007. At a conversion price of $27.96 per share, the Series B Convertible Notes are convertible into 1,609,436 shares of Class A Common Stock, bear interest at a rate of 6.85% and mature in 2007.

   April 1997 Working Capital Facility

      Concurrently with the Budget Acquisition, BRACC entered into a $300.0 million, five-year secured credit facility (the "April 1997 Working Capital Facility"), which is guaranteed by the Company. At December 31, 1997, the Company had $238.1 million in letters of credit outstanding under this facility. The following is a summary of the material terms and conditions of the April 1997 Working Capital Facility.

      The April 1997 Working Capital Facility consists of a five-year senior, secured revolving credit facility in the amount of $300.0 million. The April 1997 Working Capital Facility provides that (i) up to $100.0 million is available for loans, (ii) up to $40.0 million (or equivalent thereof in certain foreign currencies) of such $100.0 million is available under a multi-currency subfacility, (iii). up to $300.0 million is available for letters of credit and
(iv) up to $225.0 million of such $300.0 million is available for letters of credit for credit enhancement of commercial paper or similar fleet financing programs. In addition, aggregate letters of credit and loans outstanding under the April 1997 Working Capital Facility are subject to a borrowing base limitation and may not at any time exceed the sum of 85% of eligible receivables (as defined therein), 100% of eligible repurchase vehicles (as defined therein), 85% of eligible non-repurchase vehicles (as defined therein), and 100% eligible cash and cash equivalents (as defined therein). All letters of credit and loans under the April 1997 Working Capital Facility mature on or by the fifth anniversary of the date of the loan agreement.

      Interest accrues on borrowings outstanding under the April 1997 Working Capital Facility, at the Company's option, at a rate equal to (i) either the higher of (A) the interest rate established by Credit Suisse as its base or prime rate in effect at its principal office in New York City and (B) the federal funds effective rate from time to time plus 0.5% (the higher of these being known as the "ABR") plus the applicable margin for ABR loans (which margin shall range from approximately 0.25% to 1.25%) or (ii) the rate at which Eurocurrency deposits in the relevant denomination currency for one, two, three or six months (as selected by the Company) are offered by Credit Suisse in the relevant inter bank Eurocurrency market plus the applicable margin for the Eurocurrency rate (which margin shall range from 1.25% to 2.25%). The April 1997 Working Capital Facility requires the Company to pay the following fees: (i) a commitment fee based on the ratio of adjusted debt to adjusted EBITDA of the Company and ranging from 0.25% to 0.375% per annum; (ii) a letter of credit fee on the aggregate amount available under outstanding letters of credit equal to a rate per annum which is the same as the applicable margin for Eurocurrency loans from time to time in effect; and (iii) a letter of credit fronting fee equal to a rate per annum of 0.125% of the aggregate amount available under each letter of credit issued.

      The April 1997 Working Capital Facility is secured by (a) a first-priority lien on: (i) the capital stock of BRACC and each direct and indirect subsidiary of BRACC (with respect to the international subsidiaries, no more than 65% of the stock of each subsidiary will be required to be pledged in the event that a pledge of a greater percentage would result in material increased tax or similar liabilities for Budget Group and its subsidiaries on a consolidated basis); (ii) cash and other working capital such as receivables and related contract rights of BRACC and its subsidiaries (other than assets pledged as security in respect of a vehicle financing program); and (iii) all assets included in the borrowing base and (b) as to letters of credit issued as credit and/or liquidity enhancement for the Company's commercial paper program, perfected liens on the assets surrounding the commercial paper issued pursuant to the commercial paper program (which, in the case of credit enhancement, will generally be subordinated).

      The April 1997 Working Capital Facility contains a number of customary affirmative covenants, including covenants which require BRACC and the Company to: deliver financial statements and other reports; pay other obligations; maintain corporate existence; comply with laws and contracts; maintain properties and insurance; maintain books and records; grant the lenders certain inspection rights; provide notices of defaults, litigation and material events; and comply with environmental matters. The April 1997 Working Capital Facility also contains a number of customary negative covenants, including limitations on indebtedness (including preferred stock), liens, guarantee obligations, mergers, consolidations, liquidations and dissolutions, sales of assets, leases, dividends and other payments in respect of capital stock, capital expenditures, investments, loans and advances; payments and modifications of subordinated and other debt instruments, transactions with affiliates, changes in fiscal year; negative pledge clauses; and changes in lines of business.

      BRACC and the Company are required to meet certain financial covenants, consisting of: (a) a minimum net worth (as defined) of the Company equal to the sum of (i) $294,500 plus 50% of the net income of the Company of each fiscal year commencing with 1997 as shall have been completed on or prior to the time of computation plus 50% of the net equity proceeds (as defined); (b) a maximum leverage ratio (as defined) of 5.60 to 1.00 for the quarter ending December 31, 1997, declining to 3.25. to 1.00 for the quarter ending December 31, 1999 and each fiscal quarter thereafter; and (c) minimum interest coverage ratio (as defined) of 2.50 to 1.00 for the quarter ending December 31, 1997, increasing to
3.25 to 1.00 for the quarter ending September 30, 1999 and each fiscal quarter thereafter.

CHANGE IN FINANCIAL CONDITION

      Total assets increased $3.0 billion from $697.8 million at December 31, 1996 to $3.7 billion at December 31, 1997. This increase resulted primarily from increases in revenue-earning vehicles of $1.7 billion and intangibles of $461.3 million resulting from the Budget Acquisition. Total liabilities increased $2.7 billion from $575.4 million at December 31, 1996 to $3.2 billion at December 31, 1997 due primarily to an additional $2.3 billion of net borrowings largely to finance the vehicles of BRACC. The increase in stockholders' equity of approximately $338.5 million was largely due to the April 1997 public offering and issuance of Series A Convertible Preferred Stock in connection with the Budget Acquisition.

INFLATION

      The increased acquisition cost of vehicles is the primary inflationary factor affecting the Company's operations. Many of the Company's other operating expenses are inflation sensitive with increases in inflation generally resulting in increased costs of operations. The effect of inflation-driven cost increases on the Company's overall operating costs is not expected to be greater for the Company than for its competitors.

SEASONALITY

      Generally, in the vehicle rental industry, revenues increase in the spring and summer months due to the overall increase in business and leisure travel during this season. The Company increases the size of its fleet and work force in the spring and summer to accommodate increased rental activity during these periods and decreases its fleet and work force in the fall and winter. However, many of the Company's operating expenses (such as rent, insurance and administrative personnel) are fixed and cannot be reduced during the fall and winter. The retail car sales business is subject to seasonal effects, with lower sales during the winter months.

YEAR 2000 ISSUE

      The Company has assessed and continues to assess the impact of the year 2000 ("Y2K") on its reporting systems and operations (the "Y2K Issue"). The Y2K Issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date occurs, certain date sensitive systems will recognize the year 2000 as the year 1900 or may not recognize the date at all. This inability to properly treat or recognize the year 2000 may cause computer systems and applications to process critical information incorrectly.

      During 1997, the Company recognized approximately $2.2 million in expenses to modify existing computer systems and applications and estimates that an aggregate of approximately $6.7 million will be incurred in 1998 and 1999 specifically for Y2K modification. The most significant systems undergoing or to undergo modifications are the reservation and rental transaction processing systems. A failure in these Systems could cause significant disruption in customer service levels and therefore materially impact the Company's operating results and financial condition. The Company expects to complete all major modification efforts by mid-1999.

ENVIRONMENTAL MATTERS

      The Company has assessed and continues to assess the impact of environmental remediation efforts on its operations. The Company's exposure largely relates to the clean-up and replacement of underground gasoline storage tanks.

      During 1997, the Company recognized approximately $.7 million in expenses related to remediation efforts and estimates that an aggregate of approximately $3.3 million will be incurred in 1998 and 1999. Based on past experience, management expects these estimates will be sufficient to satisfy anticipated costs of known remediation requirements. However, due to factors such as continuing changes in the environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites and changes in the extent of expected remediation efforts, estimated costs for future environmental compliance and remediation are subject to uncertainty and it is difficult to predict the amount or timing of future remediation requirements.

Item 7.  Financial Statements and Exhibits

          (c)  Exhibits:

          The following exhibits are filed as part of this Report:

          Exhibit
          Number                    Description of Exhibit

          23.1                      Consent of Arthur Andersen LLP
          23.2                      Consent of Deloitte & Touche LLP

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     BUDGET GROUP, INC.



                                     /s/ Robert L. Aprati
                                     -----------------------------------
                                     By:  Robert L. Aprati
                                          Executive Vice President,
                                          General Counsel and Secretary

Dated: July 2, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To Budget Group, Inc.:

         We have audited the consolidated balance sheets of Budget Group, Inc. (a Delaware corporation formerly known as Team Rental Group, Inc.) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995 consolidated statements of income, stockholders' equity and cash flows of Budget Group, Inc. and subsidiaries, prior to their restatement for the effect of the merger with Cruise America, Inc. Such statements reflect total revenues of 63 percent of the related consolidated total revenues after giving effect to the merger with Cruise America, Inc. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Budget Group, Inc., prior to their restatement for the effect of the merger with Cruise America, Inc., is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Budget Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                    ARTHUR ANDERSEN LLP


Orlando, Florida,
March 20, 1998
(except with respect to the matters
discussed in Note 17, as to which
the date is June 19, 1998)

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Budget Group, Inc.:

     We have audited the consolidated statements of income, stockholders' equity and cash flows of Budget Group, Inc. (formerly known as Team Rental Group, Inc.) for the year ended December 31, 1995, which are not separately included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Budget Group, Inc. for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Indianapolis, Indiana
April 12, 1996

                      BUDGET GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                                1996        1997
                                                              --------   ----------
                                                              (IN THOUSANDS EXCEPT
                                                               SHARE AND PER SHARE
                                                                      DATA)
                                      ASSETS
Cash and cash equivalents...................................  $ 54,009   $  161,455
Restricted cash.............................................    66,336      282,731
Trade and vehicle receivables, net..........................    32,192      334,018
Vehicle inventory...........................................    28,490       46,944
Revenue earning vehicles, net...............................   401,493    2,093,304
Property and equipment, net.................................    28,838      147,547
Prepaid expenses and other assets...........................    18,151       91,681
Intangibles, including goodwill, less accumulated
  amortization of $3,285 in 1996 and $11,739 in 1997........    70,893      532,228
                                                              --------   ----------
                                                              $700,402   $3,689,908
                                                              ========   ==========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Notes payable...............................................  $531,396   $2,686,199
Accounts payable, accrued and other liabilities.............    36,515      434,291
Deferred income taxes.......................................    10,046      110,479
                                                              --------   ----------
          Total liabilities.................................   577,957    3,230,969
                                                              --------   ----------
COMMITMENTS AND CONTINGENCIES (NOTES 9, 11, 13 AND 17)
COMMON STOCK WARRANT........................................     2,000           --
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 250,000 shares authorized,
  no shares issued or outstanding...........................        --           --
Series A convertible preferred stock, $0.01 par value,
  10,000 shares authorized, no shares issued or
  outstanding...............................................        --           --
Class A common stock, $0.01 par value, one vote per share,
  17,500,000 (in 1996) and 35,000,000 (in 1997) shares
  authorized, 10,972,090 (in 1996) and 25,528,532 (in 1997)
  shares issued.............................................       109          255
Class B common stock, $0.01 par value, 10 votes per share,
  2,500,000 shares authorized, 1,936,600 shares issued (in
  1996 and 1997)............................................        19           19
Additional paid-in capital..................................   114,891      425,222
Foreign currency translation adjustment.....................      (720)      (2,477)
Retained earnings...........................................     6,476       36,250
Treasury stock, at cost (36,667 shares of Class A common
  stock)....................................................      (330)        (330)
                                                              --------   ----------
          Total stockholders' equity........................   120,445      458,939
                                                              --------   ----------
          Total liabilities and stockholders' equity........  $700,402   $3,689,908
                                                              ========   ==========

          See accompanying notes to consolidated financial statements.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                                                1995       1996        1997
                                                              --------   --------   ----------
                                                               (IN THOUSANDS EXCEPT PER SHARE
                                                                           DATA)
Operating revenue:
  Vehicle rental revenue....................................  $151,733   $276,294   $1,070,436
  Retail vehicle sales revenue..............................    86,178    169,336      289,111
  Royalty fees and other....................................     1,571      2,178       51,889
                                                              --------   --------   ----------
          Total operating revenue...........................   239,482    447,808    1,411,436
                                                              --------   --------   ----------
Operating costs and expenses:
  Direct vehicle and operating..............................    23,019     48,306      143,163
  Depreciation -- vehicle...................................    38,077     71,734      292,112
  Depreciation -- non-vehicle...............................     2,287      3,576       15,076
  Cost of vehicle sales.....................................    76,848    146,513      251,068
  Advertising, promotion and selling........................    13,723     25,165       95,805
  Facilities................................................    12,409     21,387       96,804
  Personnel.................................................    34,728     63,876      260,330
  General and administrative................................    14,323     17,807       77,628
  Amortization..............................................       859      1,843        8,454
                                                              --------   --------   ----------
          Total operating costs and expenses................   216,273    400,207    1,240,440
                                                              --------   --------   ----------
Operating income............................................    23,209     47,601      170,996
                                                              --------   --------   ----------
Other (income) expense:
  Vehicle interest expense..................................    20,491     32,405      101,066
  Non-vehicle interest expense..............................       728      1,732       20,075
  Interest income -- restricted cash........................    (1,348)      (781)      (5,744)
  Non-recurring bank fees...................................        --      1,275           --
  Related party interest expense............................       159        118           --
                                                              --------   --------   ----------
          Total other expense...............................    20,030     34,749      115,397
                                                              --------   --------   ----------
Income before income taxes..................................     3,179     12,852       55,599
Provision for income taxes..................................     1,467      5,101       25,825
                                                              --------   --------   ----------
Net income..................................................  $  1,712   $  7,751   $   29,774
                                                              --------   --------   ----------
Weighted average number of shares outstanding -- basic......     7,970     10,836       20,112
                                                              --------   --------   ----------
Basic earnings per share....................................  $   0.21   $   0.72   $     1.48
                                                              --------   --------   ----------
Weighted average number of shares outstanding -- diluted....     8,007     11,149       27,863
                                                              --------   --------   ----------
Diluted earnings per share..................................  $   0.21   $   0.70   $     1.25
                                                              ========   ========   ==========

   See accompanying notes to consolidated financial statements.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                                                       FOREIGN
                                 CONVERTIBLE            ADDITIONAL    CURRENCY     RETAINED                   TOTAL
                                  PREFERRED    COMMON    PAID-IN     TRANSLATION   EARNINGS    TREASURY   STOCKHOLDERS'
                                    STOCK      STOCK     CAPITAL     ADJUSTMENT    (DEFICIT)    STOCK        EQUITY
                                 -----------   ------   ----------   -----------   ---------   --------   -------------
                                                                     (IN THOUSANDS)
BALANCE, JANUARY 1, 1995.......  $       --    $ 75     $ 54,036      $  (833)     $(2,987)    $  --       $ 50,291
  Net income...................          --       --           --           --        1,712        --          1,712
  Shares issued in business
    combinations...............          --       12       12,825           --           --        --         12,837
  Foreign currency
    translation................          --       --           --          148           --        --            148
  Proceeds from exercise of
    stock options..............          --       --           70           --           --        --             70
  Class A common stock acquired
    for treasury...............          --       --           --           --           --      (330)          (330)
                                  ---------     ----     --------      -------      -------     -----       --------
BALANCE, DECEMBER 31, 1995.....          --       87       66,931         (685)      (1,275)     (330)        64,728
  Net income...................          --       --           --           --        7,751        --          7,751
  Shares issued in business
    combinations...............          --        2        2,725           --           --        --          2,727
  Warrants issued in
    conjunction with
    financing..................          --       --          686           --           --        --            686
  Net proceeds from stock
    offering ..................          --       38       44,402           --           --        --         44,440
  Foreign currency translation
    adjustment.................          --       --           --          (35)          --        --            (35)
  Proceeds from exercise of
    stock options..............          --        1          147           --           --        --            148
                                  ---------     ----     --------      -------      -------     -----       --------
BALANCE, DECEMBER 31, 1996.....          --      128      114,891         (720)       6,476      (330)       120,445
  Net income...................          --       --           --           --       29,774        --         29,774
  Shares issued in business
    combinations...............     105,750        2        8,521           --           --        --        114,273
  Net proceeds from stock
    offerings..................          --       91      188,406           --           --        --        188,497
  Proceeds from exercise of
    stock options..............          --        6        5,663           --           --        --          5,669
  Foreign currency
    translation................          --       --           --       (1,757)          --        --         (1,757)
  Conversion of preferred
    stock......................    (105,750)      45      105,705           --           --        --             --
  Proceeds from exercise of
    warrants...................          --        2        2,036           --           --        --          2,038
                                  ---------     ----     --------      -------      -------     -----       --------
BALANCE, DECEMBER 31, 1997.....  $       --     $274     $425,222      $(2,477)     $36,250     $(330)      $458,939
                                  =========     ====     ========      =======      =======     =====       ========

          See accompanying notes to consolidated financial statements.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                                                1995       1996        1997
                                                              --------   --------   ----------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................  $  1,712   $  7,751   $   29,774
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    40,821     76,491      312,087
     Deferred income tax provision..........................     1,332      4,247       25,836
     Warrants issued in connection with financing...........        --        686           --
  Changes in operating assets and liabilities, net of
     effects from acquisitions:
     Trade and vehicle receivables, net.....................   (10,356)    (2,988)     (95,635)
     Prepaid expenses and other assets......................    (1,606)       (53)      (7,359)
     Vehicle inventory......................................    (2,987)    (1,253)      (3,284)
     Accounts payable, accrued and other liabilities........     2,286     (7,704)     (25,774)
                                                              --------   --------   ----------
          Net cash provided by operating activities.........    31,202     77,177      235,645
                                                              --------   --------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Change in restricted cash balance.........................   (13,271)     1,395     (213,715)
  Proceeds from sale of revenue earning vehicles............   317,658    484,084    1,747,286
  Proceeds from sale of property and equipment..............         3          4       19,490
  Purchases of revenue earning vehicles.....................  (362,038)  (569,118)  (2,063,627)
  Purchases of property and equipment.......................    (4,804)    (3,362)     (10,893)
  Payment for acquisitions, net of cash acquired............    (6,507)    (5,064)    (143,164)
                                                              --------   --------   ----------
          Net cash used in investing activities.............   (68,959)   (92,061)    (664,623)
                                                              --------   --------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from equity transactions, net....................        70     44,588      196,204
  Net increase (decrease) in vehicle obligations............    28,672   (208,920)    (694,100)
  Net increase (decrease) in working capital facilities.....     6,890     (9,500)          --
  Net increase (decrease) in commercial paper...............      (276)    (4,900)     348,850
  Proceeds from other notes payable.........................     3,399    256,000      710,000
  Principal payments on other notes payable.................    (2,608)    (8,876)     (24,099)
  Payment of financing fees.................................       (76)    (2,237)          --
  Purchase of treasury stock................................      (330)        --           --
                                                              --------   --------   ----------
          Net cash provided by financing activities.........    35,741     66,155      536,855
                                                              --------   --------   ----------
  Effect of exchange rate changes on cash...................       148        (35)        (431)
                                                              --------   --------   ----------
  Net increase (decrease) in cash and cash equivalents......    (1,868)    51,236      107,446
  Cash and cash equivalents, beginning of year..............     4,641      2,773       54,009
                                                              --------   --------   ----------
  Cash and cash equivalents, end of year....................  $  2,773   $ 54,009   $  161,455
                                                              ========   ========   ==========

          See accompanying notes to consolidated financial statements.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997
         (DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(1)  SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Budget Group, Inc. and subsidiaries (the "Company") are engaged in the business of the daily rental of vehicles, including cars, trucks, passenger vans and recreational vehicles (through both owned and franchised operations) and the sale of late model used vehicles and new recreational vehicles. On April 29, 1997, pursuant to stock purchase agreements entered into on January 13, 1997, the Company completed its acquisition of Budget Rent a Car Corporation ("BRACC") in a purchase transaction and changed its name (formerly Team Rental Group, Inc.) to Budget Group, Inc. Prior to the acquisition (the "BRACC Acquisition"), the Company was the largest United States franchisee of BRACC. On January 28, 1998, the Company completed its acquisition of Cruise America, Inc. ("Cruise") in a stock-for-stock merger accounted for as a pooling of interests. In connection with the merger, the Company issued 1,623,462 shares of Class A common stock in exchange for all the outstanding common stock of Cruise. In addition, the Company issued 111,478 options to purchase Class A common stock in exchange for all of the outstanding options to purchase stock of Cruise.

     The accompanying consolidated financial statements have been restated to include the accounts of Cruise as if the companies had combined at the beginning of the first period presented. Prior to the merger, Cruise's fiscal year ended on April 30. In recording the business combination, Cruise's prior year financial statements have been restated to conform with the Company's fiscal year end.

     There were no significant transactions between the Company and Cruise prior to the combination and immaterial adjustments were recorded to conform Cruise's accounting policies. The results of operations for the separate companies and the combined amounts presented in the consolidated statements of income are as follows.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1995       1996        1997
                                                              --------   --------   ----------
Operating revenue
  Budget Group, Inc.........................................  $149,729   $357,370   $1,303,762
  Cruise America, Inc. .....................................    89,753     90,438      107,674
                                                              --------   --------   ----------
     Combined...............................................  $239,482   $447,808   $1,411,436
                                                              ========   ========   ==========
Net Income
  Budget Group, Inc. .......................................  $    337   $  4,497   $   36,926
  Cruise America, Inc. .....................................     1,375      3,254       (7,152)
                                                              --------   --------   ----------
     Combined...............................................  $  1,712   $  7,751   $   29,774
                                                              ========   ========   ==========

     Company-owned vehicle rental operations are located primarily throughout the United States and Western Europe. The largest concentration (approximately 20%) of vehicle rental assets is located in the highly competitive Florida market. Franchised vehicle operations are located worldwide. Customers are mainly business and leisure travelers. No customer accounts for more than 10% of the Company's revenues.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts and operations of the Company and its majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Investments in less than majority-owned entities are accounted for using the equity method,

                      BUDGET GROUP, INC. AND SUBSIDIARIES
under which the Company's share of operating results is reflected in income as earned and dividends are credited against the investment when received.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments including money market funds, commercial paper and time deposits purchased with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

     Restricted cash consists of funds borrowed under medium term note and commercial paper programs not invested in revenue earning vehicles. Under the terms of these agreements, any unused funds are required to be maintained in restricted accounts and are invested in qualified short-term instruments.

TRADE AND VEHICLE RECEIVABLES, NET

     Trade and vehicle receivables are stated net of the related allowance for doubtful accounts. The following table reflects the activity in the allowance for doubtful accounts for each of the three years in the period ended December 31, 1997:

                                                              1995      1996     1997
                                                             -------   ------   -------
Balance at beginning of year...............................  $   655   $2,451   $ 4,063
Provision..................................................      802      453     8,415
Writeoffs..................................................   (1,350)    (181)   (9,035)
Increase due to acquisitions...............................    2,344    1,340    45,629
                                                             -------   ------   -------
Balance at end of year.....................................  $ 2,451   $4,063   $49,072
                                                             =======   ======   =======

VEHICLE INVENTORY

     Vehicle inventory is stated at the lower of cost (determined based on specific identification) or market.

REVENUE EARNING VEHICLES

     Revenue earning vehicles are stated at cost less related discounts and manufacturers' incentives or fair market value at the date of acquisition, as appropriate, and are depreciated over their estimated economic lives or at rates corresponding to manufacturers' repurchase program guidelines, where applicable. Repurchase programs typically require the manufacturers to repurchase the vehicles after varying time frames at agreed upon prices (subject to defined condition and mileage standards). Depreciation rates generally range from 1.0% to 2.5% per month. Management periodically reviews depreciable lives and rates based on a variety of factors including general economic conditions and estimated holding period of the vehicles. Gains and losses upon the sale of revenue earning vehicles are recorded as an adjustment to depreciation expense.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost or fair market value at the date of acquisition, as appropriate. Depreciation is being provided on the straight-line method over the following estimated useful lives:

Buildings...................................................  10-25 years
Equipment, furniture and fixtures...........................   3-10 years

     The carrying value of property and equipment is reviewed whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted future operating cash flows. Although no impairment is indicated at December 31, 1997, the assessment of recoverability will be impacted if estimated projected undiscounted operating cash flows are not achieved.

DEFERRED FINANCING FEES

     Direct costs incurred in connection with the Company's borrowings have been recorded as a prepaid expense and are being amortized over the terms of the related loan agreements to interest expense on the straight-line method, which approximates the effective interest method.

     On July 9, 1996, the Company utilized proceeds from its public offering of Class A common stock to repay a $10,000 bridge financing facility it had obtained from a bank in the second quarter of 1996. In conjunction with this bank financing, the Company issued warrants valued at $700, which are included in additional paid-in capital, and paid additional fees of approximately $1,000. As a result of this repayment, the Company wrote off all unamortized fees related to this financing, totaling $1,275.

COMPUTER SOFTWARE SYSTEMS

     The Company's purchased reservation system and associated applications and databases have been recorded at fair market value at the date of acquisition. Costs associated with the internal development of other computer software systems and system enhancements are capitalized. Amortization is being provided on the straight-line method over two to eight years.

INTANGIBLES, INCLUDING GOODWILL

     Intangible assets, net, consist of the following at December 31:

                                                               1996       1997
                                                              -------   --------
Franchise agreements........................................  $    --   $118,000
Trade name..................................................       --    187,817
Goodwill....................................................   70,893    226,411
                                                              -------   --------
                                                              $70,893   $532,228
                                                              =======   ========

     Identifiable intangible assets primarily arose from the allocation of purchase prices of businesses acquired. Franchise agreements and trade name relate to the BRACC Acquisition. Goodwill represents the excess of the purchase price over the estimated fair value of all identifiable assets acquired. The intangible assets are amortized over 40 years using the straight-line method.

     The carrying value of intangibles is reviewed whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted future operating cash flows. Although no impairment is indicated at December 31, 1997, the assessment of recoverability will be impacted if estimated projected undiscounted operating cash flows are not achieved.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

ENVIRONMENTAL COSTS

     Environmental remediation costs are recorded in accounts payable, accrued and other liabilities and in facilities expense in the accompanying consolidated financial statements based on estimates of known environmental remediation exposures when it becomes probable that a liability has been incurred. Environmental exposures are largely related to underground storage tanks.

     Expenditures are expected to be made over the next three years. A receivable is recorded for amounts recoverable from third-parties when collection becomes probable.

SELF INSURANCE LIABILITY

     The Company is largely self-insured with respect to personal and property liability claims up to specified limits. Third-party insurance is maintained in limited areas and for claims in excess of those specified limits. A liability in the amount of approximately $5,130 and $129,774 as of December 31, 1996 and 1997, respectively, which is included in accounts payable, accrued and other liabilities, is recorded for known claims and for incurred but not reported incidents based on actuarially computed estimates of expected loss. The liability recorded as a result of these actuarially computed estimates may experience material changes from year to year as incurred but not reported incidents become known and known claims are settled.

     The Company maintained unused letters of credit amounting to $58,156 at December 31, 1997, largely in support of its insurance liability in certain states and supporting the reimbursement of claims paid by third-party claims administrators.

INCOME TAXES

     Deferred taxes are recognized to the extent they are expected to be payable upon distribution of earnings of foreign and unconsolidated subsidiaries.

     The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates which will be in effect when those temporary differences are expected to be recovered or settled. Deferred tax expense is the result of changes in the net deferred tax assets and liabilities. The effect of a change in tax rates is recognized in the period that includes the enactment date.

TRANSLATION OF FOREIGN FINANCIAL STATEMENTS

     The financial statements of the Company's foreign affiliates have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation". Accordingly, assets and liabilities of foreign operations are translated at period-end rates of exchange, with any resultant translation adjustments reported as a separate component of stockholders' equity. Income statement accounts are translated at average exchange rates for the period and gains and losses from foreign currency transactions are included in net income.

ROYALTY FEES AND OTHER REVENUES

     Royalty fees and other revenues largely consist of monthly royalty fees from franchisees, income before interest and taxes for insurance product and credit card processing operations, the Company's share of operating results of equity investees' and revenues generated from miscellaneous services provided to the Company's franchisees.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

ADVERTISING, PROMOTION AND SELLING

     Advertising, promotion and selling expense, other than direct response advertising, are charged to expense as incurred. The Company incurred advertising expense of $4,244, $9,094 and $36,636 in 1995, 1996 and 1997,
respectively.

DERIVATIVES

     Premiums paid for purchased interest rate cap agreements are amortized to interest expense over the terms of the cap. Unamortized premiums are included in prepaid expenses and other assets in the accompanying consolidated balance sheets. Accounts receivable under cap agreements are accrued with a corresponding reduction of interest expense. There were no such agreements outstanding at December 31, 1997.

     Gains and losses on foreign exchange contracts and futures related to qualifying hedges of firm commitments or anticipated transactions are deferred and are recognized in income when the hedged transaction occurs. There were no such contracts outstanding at December 31, 1997. The Company does not engage in speculative derivatives.

EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share". SFAS No. 128 established new standards for computing and presenting earnings per share ("EPS"). Specifically, SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     Basic EPS was calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS was calculated by dividing net income available to common stockholders after assumed conversion of dilutive securities by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued. The following table reconciles the net income and number of shares utilized in the EPS calculations for each of the three years in the period ended December 31, 1997 (share information in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                             --------------------------
                                                              1995     1996      1997
                                                             ------   -------   -------
Net income.................................................  $1,712   $ 7,751   $29,774
Effect of interest and loan fee amortization on convertible
  securities -- net of income taxes........................      --        --     4,983
                                                             ------   -------   -------
Net income available to common stockholders after assumed
  conversion of dilutive securities........................  $1,712   $ 7,751   $34,757
                                                             ------   -------   -------
Weighted average number of common shares used in basic
  EPS......................................................   7,970    10,836    20,112
Effect of dilutive securities:
Stock options..............................................      37       313       704
Convertible securities.....................................      --        --     7,047
                                                             ------   -------   -------
Weighted average number of common shares and dilutive
  potential common stock used in diluted EPS...............   8,007    11,149    27,863
                                                             ======   =======   =======

                      BUDGET GROUP, INC. AND SUBSIDIARIES

     Options to purchase approximately 77,000 shares of Class A common stock were outstanding at December 31, 1997, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the stock for the period.

STOCK OPTIONS

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", which encourages, but does not require, companies to adopt the fair value based method of accounting for stock-based employee compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Companies are also permitted to continue to account for such transactions under Accounting Principles Board ("APB") Opinion No. 25, but are required to disclose, on a pro forma basis, net income and earnings per share, as if the fair value based method of accounting had been applied.

     Effective January 1, 1996, the Company elected to adopt only the disclosure requirements of SFAS No. 123. Accordingly, the Company will continue to account for stock-based employee compensation under APB Opinion No. 25.

(2)  PUBLIC STOCK OFFERINGS

     The Company sold 3,821,007 shares of Class A common stock on July 2, 1996, at $13.00 per share to investors in a public offering resulting in gross proceeds of $49,673 to the Company. Net proceeds to the Company after offering expenses were $44,440. The net proceeds were used to repay certain outstanding indebtedness and for general corporate purposes.

     The Company sold 8,625,000 shares of Class A common stock on April 29, 1997 (at a price of $21.625 per share) raising proceeds of $174,489, net of applicable offering costs. An additional 450,000 shares of Class A common stock were sold on October 1, 1997 (at a price of $33.00 per share) raising net proceeds of $14,008. The net proceeds of the April offering were used to provide a portion of the financing for the BRACC Acquisition. The net proceeds of the October offering were used for working capital purposes.

(3)  ACQUISITIONS

     During 1995, 1996 and 1997, the Company acquired certain Budget franchise operations, retail vehicle sales operations, a commuter van pooling operation, BRACC and an insurance replacement car rental business. The acquisitions have been accounted for under the purchase method of accounting and, accordingly, the Company has allocated the cost of the acquisitions on the basis of the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. The accompanying consolidated statements of income and cash flow reflect the operations of the acquired companies from their respective acquisition dates.

1995 ACQUISITIONS

     Acquisition of Dayton Franchise -- In January 1995. the Company purchased all of the outstanding stock of Don Kremer, Inc. located in Dayton, Ohio, for $1,300. The acquisition funding consisted of $650 cash and two notes totaling $650.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

     Acquisition of Charlotte Franchise -- In January 1995, the Company purchased all of the outstanding stock of MacKay Car & Truck Rentals, Inc., located in Charlotte, North Carolina, for approximately $8,405, consisting of cash of $8,277 and 13,483 shares of Class A common stock.

     Acquisition of Hartford Franchise -- In March 1995, the Company purchased all of the outstanding stock of Rental Car Resources, Inc., located in Hartford, Connecticut, for approximately $1,475 by issuing 157,333 shares of Class A common stock.

     Acquisition of BRAC-OPCO Franchise -- In October 1995, the Company purchased all of the outstanding stock of BRAC-OPCO, Inc., which operated Budget franchises in the greater Los Angeles area, excluding the vehicle rental operations at Los Angeles International Airport, for approximately $11,234 by issuing 1,050,000 shares of Class A common stock.

1996 ACQUISITIONS

     Acquisition of VPSI, Inc. ("VPSI") Van Pool Operations -- In February 1996, the Company purchased for a nominal amount all of the outstanding stock of VPSI located in Detroit, Michigan. VPSI provided commuter van pooling services to business commuters in 22 states, and operated a rental fleet of approximately 3,300 vans as of the acquisition date.

     Acquisition of Phoenix Franchise -- In February 1996, the Company purchased all of the outstanding stock of Arizona Rent-A-Car Systems, Inc., located in Phoenix, Arizona, for approximately $18,000, consisting of cash of approximately $5,000, promissory notes of $10,000 and 272,727 shares of Class A common stock.

     Acquisition of ValCar Rental Car Sales, Inc. ("ValCar") -- In August 1996, the Company acquired all of the outstanding stock of ValCar for $400 in cash. ValCar owned and operated four retail vehicle sales facilities in Indianapolis, Indiana, and was formerly owned by a director and officer of the Company.

1997 ACQUISITIONS

     BRACC Acquisition -- On January 13, 1997, the Company entered into an agreement to purchase all of the outstanding shares of BRACC in a purchase transaction. The cash portion of the purchase price (approximately $275,000) was partially funded through the April stock offering (see Note 2 to supplemental consolidated financial statements). The Company also issued to Ford Motor Company 4,500 shares of Series A convertible, non-voting preferred stock, each share of which was converted into 1,000 shares of the Company's Class A common stock. The common shares underlying the preferred stock had a value of approximately $105,800 for purposes of determining the purchase price (based on the three day period beginning on January 12) and $95,175 at the time of issuance. The Company also entered into the following debt financing transactions concurrently with the BRACC Acquisition: (i) $165,000 of guaranteed senior notes at a rate of 9.57% maturing in 2007; (ii) $45,000 of convertible subordinated notes at a rate of 6.85% maturing in 2007; (iii) a variable-rate commercial paper vehicle financing facility in the amount of $900,000; (iv) a $500,000 asset-backed note vehicle financing facility maturing in 2001 and 2002, composed of a senior note in the amount of $472,500 bearing interest at a rate of 7.35% and a subordinated note in the amount of $27,500 bearing interest at a rate of 7.80%; and (v) a $300,000 five-year secured working capital facility bearing interest at an initial rate of 1.75% over LIBOR and secured primarily by accounts receivable, cash and unencumbered vehicles.

     Acquisition of Premier Car Rental -- On July 31, 1997, the Company acquired, through its wholly owned subsidiary, Premier Car Rental LLC ("Premier"), the fleet and certain other assets and assumed certain liabilities of Premier Car Rental, Inc. for approximately $87,200, consisting of $2,000 in cash and the refinancing of approximately $85,200 of Premier Car Rental, Inc.'s outstanding fleet indebtedness. Premier operates as its own brand and serves the insurance replacement market.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

     Acquisition of St. Louis Franchise -- On October 1, 1997, the Company purchased all of the outstanding stock of Budget Rent a Car of St. Louis, Inc., located in St. Louis, Missouri, for approximately $9,524, consisting of cash of $1,000 and 246,167 shares of Class A common stock.

     If the 1996 and 1997 acquisitions had occurred at the beginning of 1996, the Company's results of operations would have been as shown in the following table. The unaudited pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions actually been made at the beginning of 1996.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
                                                                    (UNAUDITED)
Operating revenue...........................................  $1,617,869   $1,784,440
Net income..................................................      23,930       15,872
EPS -- basic................................................        1.21         0.69
EPS -- diluted..............................................        0.97         0.58

(4)  REVENUE EARNING VEHICLES

     Revenue earning vehicles consist of the following at December 31:

                                                                1996        1997
                                                              --------   ----------
Revenue earning vehicles....................................  $438,248   $2,379,434
Less -- accumulated depreciation............................   (36,755)    (286,130)
                                                              --------   ----------
                                                              $401,493   $2,093,304
                                                              ========   ==========

(5)  PROPERTY AND EQUIPMENT

     Property and equipment, net, consist of the following at December 31:

                                                                1996        1997
                                                              --------    --------
Land........................................................  $  8,552    $ 30,301
Buildings and leasehold improvements........................    24,445     101,427
Furniture, fixtures and office equipment....................    18,968      54,225
                                                              --------    --------
                                                                51,965     185,953
Less -- accumulated depreciation and amortization...........   (23,127)    (38,406)
                                                              --------    --------
                                                              $ 28,838    $147,547
                                                              ========    ========

(6)  PREPAID EXPENSES AND OTHER ASSETS

     Prepaid expenses and other assets include purchased software and capitalized software systems development costs, net of accumulated amortization, which amounts to approximately $6,806 at December 31, 1997. In addition, prepaid expenses and other assets include the Company's 20% investment in a foreign rental operation.

     The revenue of the Company's investee amounts to less than 10% of consolidated revenues and the amount of undistributed earnings included in consolidated retained earnings is not significant.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

(7)  NOTES PAYABLE

     Notes payable consist of the following at December 31:

                                                                1996        1997
                                                              --------   ----------
Commercial paper............................................  $     --   $  871,448
Medium term notes:
Senior......................................................   304,500    1,267,376
Subordinated................................................    17,182       44,682
Convertible subordinated notes..............................    80,000      125,000
Vehicle obligations.........................................    91,889       86,400
Guaranteed senior notes.....................................        --      165,000
Senior term notes...........................................    17,013       14,171
Foreign notes...............................................        --       66,781
Note payable to vendor......................................        --       15,677
Other.......................................................    20,812       29,664
                                                              --------   ----------
                                                              $531,396   $2,686,199
                                                              ========   ==========

COMMERCIAL PAPER

     The $900,000 commercial paper facility (the "Paper") was established in April 1997, bears interest at rates ranging from 5.75% to 6.15% at December 31, 1997, and is secured by the applicable vehicles and vehicle program receivables. Under limited circumstances the Paper may be repaid by draws under a related, bank provided liquidity facility ($825,000) or a related letter of credit ($95,000). The Paper is issued periodically with maturities of up to 58 days. It is the Company's intention and ability to renew the liquidity facility or to obtain financing under similar terms when the present agreement expires in April 1998. No amounts were drawn under the bank provided liquidity facility or related letter of credit at December 31, 1997.

MEDIUM TERM NOTES

     Medium term notes are comprised of notes issued in August 1994 ("TFFC-94 notes"), notes assumed in the acquisition of BRAC-OPCO, Inc. in October 1995 ("OPCO notes"), notes issued in December 1996 ("TFFC-96 notes"), notes issued in April 1997 ("TFFC-97 notes") and notes assumed in the BRACC Acquisition ("BFFC-94A notes") (collectively "MTN notes"). MTN notes are secured by the underlying vehicles and restricted cash of $66,336 and $282,731 at December 31, 1996 and 1997, respectively. Under limited circumstances the MTN notes may be repaid by draws under related letters of credit amounting to $85,000 at December 31, 1997. No amounts were drawn under the related letter of credit at December 31, 1997.

     The TFFC-94 notes consist of senior notes and subordinated notes. The senior notes, with an aggregate principal balance of $100,000 at December 31, 1996 and 1997, bear interest at an average LIBOR rate, as defined, plus 0.75% (6.86% per annum at December 31, 1997). Monthly principal payments of $16,667 commence in June 1999 with the last payment due in November 1999. The subordinated notes, with an aggregate principal balance of $5,682 at December 31, 1996 and 1997, bear interest at an average LIBOR rate, as defined, plus 1.30% (7.41% per annum at December 31, 1997) and are payable in full in December 1999. Interest on the TFFC-94 notes is payable monthly.

     The BFFC-94A notes consist of an aggregate principal balance of $500,000 at December 31, 1997 and bear interest at an average LIBOR rate, as defined, plus 0.50% (6.36% per annum at December 31, 1997). Interest on the BFFC-94A notes is payable monthly. Monthly principal payments of $83,333 commence in April 1999, with the last payment due in September 1999.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

     The OPCO notes consist of senior notes and subordinated notes. The senior notes, with an aggregate principal balance of $38,500 and $28,876 at December 31, 1996 and 1997, bear interest at an average LIBOR rate, as defined, plus 0.60% (6.71% per annum at December 31, 1997). Monthly principal payments of $4,812 commenced in November 1997 with the last payment due in June 1998. The subordinated notes, with an aggregate principal balance of $1,500 at December 31, 1996 and 1997, bear interest at an average LIBOR rate, as defined, plus 1.0% (7.11% per annum at December 31, 1997) and are payable in full in December 1998. Interest on the OPCO notes is payable monthly.

     The TFFC-96 notes consist of senior notes and subordinated notes. The senior notes, with an aggregate principal balance of $166,000 at December 31, 1996 and 1997, bear interest at 6.65% per annum. Monthly principal payments of $13,833 commence in May 2001 with the last payment due in April 2002. The subordinated notes, with an aggregate principal balance of $10,000 at December 31, 1996 and 1997, bear interest at 7.10% per annum and are payable in full in 2002. Interest on the TFFC-96 notes is payable monthly.

     The TFFC-97 notes consist of senior notes and subordinated notes. The senior notes, with an aggregate principal balance of $472,500 at December 31, 1997, bear interest at 7.35% per annum. Monthly principal payments of $39,375 commence in November 2001, with the last payment due in October 2002. The subordinated notes, with an aggregate principal balance of $27,500 at December 31, 1997, bear interest at 7.80% per annum and are payable in full in 2002. Interest on the TFFC-97 notes is payable monthly.

CONVERTIBLE SUBORDINATED NOTES

     In December 1996, the Company issued convertible subordinated notes with an aggregate principal amount of $80,000 bearing interest at 7.0% per annum due 2003. The term of the notes was extended to 2007 in conjunction with the BRACC Acquisition. At a conversion price of $20.07 per share, the convertible subordinated notes are convertible into 3,986,046 shares of Class A common stock. See Note 17 for a subsequent event related to these notes.

     In April 1997, the Company issued convertible subordinated notes with an aggregate principal amount of $45,000 bearing interest at 6.85% per annum due 2007. At a conversion price of $27.96 per share, the convertible subordinated notes are convertible into 1,609,436 shares of Class A common stock.

VEHICLE OBLIGATIONS

     Vehicle obligations consist of outstanding lines of credit to purchase rental vehicles and vehicle inventory. Collateralized lines of credit at December 31, 1997, consist of $13,000 for rental cars and approximately $27,000 for retail car sales inventory with maturity dates through May 1998 and approximately $125,000 for recreational rental and sales vehicles with maturities through December 2001. Vehicle obligations are collateralized by vehicles financed under these credit facilities and proceeds from the sale, lease or rental of rental vehicles and vehicle inventory.

     Vehicle obligations relating to the rental fleet are generally amortized over five to 15 months with monthly principal payments generally ranging from 2.0% to 3.0% of the capitalized vehicle cost. When rental vehicles are sold, the related unpaid obligation is due. Interest payments for rental fleet facilities are due monthly at annual interest rates ranging from 7.0% to 10.5% at December 31, 1997. Management expects vehicle obligations will generally be repaid within one year with proceeds received from either the repurchase of the vehicles by the manufacturers in accordance with the terms of the repurchase programs or from the sale of the vehicles.

GUARANTEED SENIOR NOTES

     Concurrent with the BRACC Acquisition, the Company issued $165,000 of guaranteed senior notes. The guaranteed senior notes bear interest at 9.57% per annum, mature in 2007 and are unsecured. The agreement

                      BUDGET GROUP, INC. AND SUBSIDIARIES
under which the notes were issued includes certain covenants, the most restrictive of which require the Company to maintain certain financial ratios and minimum net worth. At December 31, 1997, the Company was in compliance with all covenants. See Note 17 for a subsequent event related to these notes.

SENIOR TERM NOTES

     The senior term notes bear interest at 9.0% per annum and are payable in annual installments through March 2002.

FOREIGN NOTES

     The foreign notes primarily provide financing for vehicle purchases and the funding of working capital. At December 31, 1997, approximately $64,885 relates to vehicle debt while $1,896 relates to the funding of working capital and various other debt. The foreign notes are largely secured by vehicles, bear interest at rates ranging from 6.55% to 9.0% per annum and mature from 1998 through 2003.

NOTE PAYABLE TO VENDOR

     The note payable to vendor relates to the Company's license agreement for the reservation system and associated applications and databases. The note bears interest at 6.20% per annum and is due in November 1998.

WORKING CAPITAL FACILITIES

     The Company has a $300,000 five-year senior, secured revolving credit facility, bearing interest at an initial rate of 1.75% over LIBOR. At December 31, 1997, the Company had $238,156 in letters of credit outstanding under this facility. The working capital facility is secured by eligible cash, eligible receivables and unencumbered vehicles. The agreement governing the credit facility includes certain covenants, the most restrictive of which require the Company to maintain certain financial ratios and minimum tangible net worth and restrict the payment of cash dividends. At December 31, 1997, the Company was in compliance with all covenants. No amounts were drawn on this facility at December 31, 1997. See Note 17 for a subsequent event related to the revolving credit facility.

     Scheduled aggregate maturities of notes payable at December 31, 1997, are as follows:

YEAR ENDING DECEMBER 31,                                        AMOUNT
------------------------                                      ----------
1998........................................................  $1,097,351
1999........................................................     609,860
2000........................................................       5,098
2001........................................................     192,566
2002........................................................     490,383
Thereafter..................................................     290,941
                                                              ----------
                                                              $2,686,199
                                                              ==========

(8)  RELATED PARTY TRANSACTIONS

     The Company leases facilities from an entity owned by certain stockholders. Operating lease payments for the years ended December 31, 1995, 1996 and 1997, were $220, $227 and $586, respectively. The entity assigned lease payments from the Company to a bank.

     At December 31, 1996 and 1997, the Company had a payable to a stockholder and director in the amount of $1,500 which is included in notes payable in the accompanying consolidated balance sheet. The outstanding

                      BUDGET GROUP, INC. AND SUBSIDIARIES
balance bears interest at prime plus 2.0% (10.50% per annum at December 31, 1997), is unsecured and is payable on demand.

     Approximately $4,013 and $19,811 of cash and cash equivalents are on deposit with or are being held as agent for the Company by a bank at December 31, 1996 and 1997, respectively. A stockholder and director of the Company served on the bank's board of directors.

     In connection with the BRAC-OPCO franchise acquisition, the Company entered into a franchise agreement with the seller to pay a royalty of 5% of the monthly gross revenues derived from those operations, as well as the Company's San Diego operations. BRACC had a similar agreement related to the Los Angeles airport. A director of the Company is the Chief Executive Officer and a general partner of the seller. In 1996 and 1997, the Company paid the seller approximately $3,700 and $6,213, respectively, in royalty fees in accordance with these agreements.

     For many years, Ford has been BRACC's principal supplier of vehicles and held an equity interest in the Company from the time of the BRACC Acquisition through October 6, 1997. The number of vehicles purchased from Ford has varied from year to year. In model year 1997, approximately 73% of BRACC's U.S. vehicle purchases were comprised of Ford vehicles. Under the terms of the supply agreement that was entered into concurrently with the BRACC Acquisition, the Company agreed to purchase or lease Ford vehicles in such quantity that the percentage of new Ford vehicles purchased or leased by the Company in the United States, Canada, and other countries outside the European Union represents at least 70% of the total new vehicle acquisitions by the Company, with a minimum quantity of at least 80,000 vehicles in the United States in each model year. Given the volume of vehicles purchased from Ford by the Company, shifting significant portions of the fleet purchases to other manufacturers would require lead time and certain operational changes. As a result, any inability of Ford to supply the Company with the planned number and types of vehicles, any significant decline in the quality and customer satisfaction with respect to Ford vehicles or any failure of the parties to reach an agreement on the terms of any purchases could have a material adverse effect on the Company's financial condition and results of operations.

(9)  LEASES

     The Company leases certain revenue earning vehicles and facilities under operating leases that expire at various dates. Generally, the facility leases are subject to payment increases based on cost of living indices and require the Company to pay taxes, maintenance, insurance and certain other operating expenses. Certain facility leases require the Company to pay fixed amounts plus contingent rentals based on gross rental revenues, as defined, and gasoline sales. In addition, the Company guarantees airport commission fees on behalf of certain licensees.

     Expense for operating leases and airport concession fees consists of the following:

                                                             YEAR ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1995      1996       1997
                                                           -------   -------   --------
Revenue earning vehicles.................................  $ 1,518   $ 1,555   $ 15,914
Facilities:
Minimum rentals..........................................    7,202    15,403     66,566
Contingent rentals.......................................    3,502     3,353     17,615
                                                           -------   -------   --------
                                                           $12,222   $20,311   $100,095
                                                           =======   =======   ========

                      BUDGET GROUP, INC. AND SUBSIDIARIES

     Future minimum payments under noncancellable leases and concession agreements at December 31, 1997, are as follows:

YEAR ENDING DECEMBER 31,
------------------------
1998........................................................  $ 51,028
1999........................................................    34,925
2000........................................................    27,427
2001........................................................    21,425
2002........................................................    17,509
Thereafter..................................................    41,575
                                                              --------
                                                              $193,889
                                                              ========

(10)  INCOME TAXES

     The provision for income taxes consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1995     1996     1997
                                                              ------   ------   -------
Current:
  Federal...................................................  $   --   $  104   $   (11)
  State.....................................................     145      750       502
  Foreign...................................................      --       --       816
  Deferred..................................................   1,322    4,247    24,518
                                                              ------   ------   -------
                                                              $1,467   $5,101   $25,825
                                                              ======   ======   =======

     The provision for income taxes differs from the amount computed using the statutory federal income tax rate as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1995     1996     1997
                                                              ------   ------   -------
Income tax provision at federal statutory rate..............  $1,078   $4,356   $19,536
Effect of earnings of nontaxable (subchapter S) companies...      --      (87)       --
Nondeductible portion of amortization of intangibles........      94      306     2,466
State tax provision, net of federal benefit.................     315      624       876
Change in valuation allowance...............................      --       --     2,361
Other.......................................................     (20)     (98)      586
                                                              ------   ------   -------
                                                              $1,467   $5,101   $25,825
                                                              ======   ======   =======

                      BUDGET GROUP, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to the deferred tax assets and liabilities at December 31, relate to the following:

                                                                1996       1997
                                                              --------   --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 24,234   $ 78,258
  Estimated self insurance liability........................     1,998     55,358
  Accrued expenses -- pension...............................        --      8,549
     Accounts receivable, principally due to allowance for
      doubtful accounts.....................................        --      8,570
  Business tax credit carryforwards.........................       540      7,654
  Foreign tax credit carryforwards..........................        --      1,930
  Alternative minimum tax carryforwards.....................     1,072      3,907
  Foreign tax assets and net operating loss carryforwards...        --      2,319
  Non-deductible reserves, accrued expenses and other.......     4,461     15,683
                                                              --------   --------
          Total gross deferred tax assets...................    32,305    182,228
          Less -- valuation allowance.......................    (9,622)   (74,666)
                                                              --------   --------
                                                                22,683    107,562
Deferred tax liabilities:
  Difference between book and tax bases of revenue earning
     vehicles and property and equipment....................    30,894     86,654
  Intangibles...............................................     1,835    127,878
  Other.....................................................        --      3,509
                                                              --------   --------
          Total gross deferred tax liabilities..............    32,729    218,041
                                                              --------   --------
          Net deferred tax liability........................  $ 10,046   $110,479
                                                              ========   ========

     At December 31, 1997, the Company and its subsidiaries have federal tax loss carryforwards of approximately $211,233 expiring through 2011. The Company has recorded a valuation allowance for a portion of the acquired net operating loss carryforwards and other credit carryforwards due to the uncertainty of their ultimate realization. Any subsequently recognized tax benefits attributed to the change in the valuation allowance will reduce intangibles. The increase in the valuation allowance during 1996 resulted from an increase related to net operating loss carryforwards and uncertainty regarding their ultimate realization. The increase in the valuation allowance during 1997 resulted from the net operating loss carryforwards and other credit carryforwards acquired in the BRACC Acquisition that will be limited in their use.

(11)  PENSION AND OTHER BENEFIT PLANS

     Substantially all employees in the United Kingdom and certain employees in the U.S. are covered under noncontributory pension plans. Plan benefits are based on final average compensation. The Company's funding policy for the domestic plan is to contribute the minimum ERISA contribution required under the projected unit credit actuarial cost method. The domestic defined benefit pension plan has been suspended. As a result of this suspension, employees earn no additional benefits under the plan. The domestic plan is supplemented by an unfunded, nonqualified plan providing benefits (as computed under the benefit formula) in excess of limits imposed by Federal tax law. The cost of the supplemental plan was approximately $695 in 1997.

     The Company maintains an unfunded, nonqualified plan providing benefits to certain of its officers, (the "Executive Protection Plan") based on percentage of final compensation. The cost of the Executive Protection Plan was approximately $161 in 1997.

     The Company also maintains a Savings Plus Plan. Under this plan, an eligible employee of the Company, or its participating subsidiaries, who has completed one year of continuous service and enrolls in the plan may

                      BUDGET GROUP, INC. AND SUBSIDIARIES
elect to defer from 1% to 15% of specified compensation under a "cash or deferred arrangement" under Section 401 (k) of the Internal Revenue Code, subject to certain limitations. The Company contributes varying amounts (25% to 75%) on the first 6% of each participating employee's eligible salary deferrals to various funds established by the plan, plus an additional contribution at the discretion of the Board of Directors, based on a percentage of an employee's total cash compensation. The cost of the plan was approximately $147 and $4,025 in 1996 and 1997, respectively.

     Each of the Company's domestic defined benefit plan's accumulated benefits exceed the plan's assets at December 31, 1997. The following table sets forth the domestic and foreign pension plans' funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1997:

                                                              DOMESTIC   FOREIGN
                                                               PLANS      PLAN
                                                              --------   -------
Actuarial present value of benefit obligations:
  Vested benefits...........................................  $ 29,303   $5,464
  Nonvested benefits........................................     1,033      147
                                                              --------   ------
Accumulated benefit obligation..............................  $ 30,336   $5,611
                                                              --------   ------
Projected benefit obligation for service rendered to date...  $ 30,388   $6,684
Plan assets at fair value, primarily participation in common
  trust funds...............................................    17,220    9,056
                                                              --------   ------
Excess (deficiency) of plan assets over projected benefit
  obligation................................................   (13,168)   2,372
Unrecognized net asset at transition........................     1,080       (3)
Unrecognized net loss (gain)................................    (6,994)     423
                                                              --------   ------
Prepaid (accrued) pension cost..............................  $(19,082)  $2,792
                                                              --------   ------
Service cost for benefits earned during the period..........  $     48   $  537
Interest cost on projected benefit obligation...............     1,383      394
Return on plan assets.......................................    (1,213)    (754)
Net amortization and deferral...............................       730       --
                                                              --------   ------
Pension expense.............................................  $    948   $  177
                                                              ========   ======

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation for 1997 was 7%. No compensation increase has been assumed as no additional benefits will be earned under the domestic plans. The assumed compensation increase under the Executive Protection Plan and foreign plan was 5% and 4%, respectively. The expected long-term rate of return on plan assets for 1997 was 9.5%.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

STOCK OPTIONS

     On April 25, 1994, the Company adopted the 1994 Incentive Stock Option Plan (the "ISO Plan") and the 1994 Directors' Stock Option Plan (the "Directors' Plan"). The Company accounts for these plans under APB Opinion No. 25 under which no compensation cost has been recognized. Had compensation cost been determined consistent with SFAS No. 123, the Company's net income and EPS would have been reduced to the following pro forma amounts:

                                                                        YEAR ENDED DECEMBER 31,
                                                                       -------------------------
                                                                        1995     1996     1997
                                                                       ------   ------   -------
Net income..............................................  As Reported  $1,712   $7,751   $29,774
                                                          Pro Forma     1,339    6,596    25,189
EPS -- basic............................................  As Reported    0.21     0.72      1.48
                                                          Pro Forma      0.17     0.61      1.25
EPS -- diluted..........................................  As Reported    0.21     0.70      1.25
                                                          Pro Forma      0.17     0.61      1.11

     The calculated pro forma compensation cost may not be representative of that to be expected in future years.

     The ISO Plan provides for the issuance of up to 1,750,000 shares of Class A or Class B common stock to key employees. The ISO Plan stock options may be either incentive stock options or nonqualified options and are exercisable not less than six months nor more than 10 years after the date of grant. Options granted under the ISO Plan in 1997 become exercisable between 18 and 24 months after the date of grant. The exercise price of incentive stock options may not be less than the fair market value of the underlying shares at the date of grant. The exercise price for nonqualified options may not be less than 85% of the fair market value of the underlying shares or, if greater, the book value of the underlying shares at the date of grant.

     The Directors' Plan provides for the issuance of shares of Class A common stock to directors of the Company who are not employees of the Company. The Directors' Plan stock options are nonqualified and are exercisable not less than six months nor more than 10 years after the date of grant. Options granted under the Directors' Plan in 1997 become exercisable six months after the date of grant. The exercise price of the nonqualified options under the Directors' Plan is the fair market value of the underlying shares at the date of grant.

     A summary of the status of the Company's two stock option plans at December 31, 1995, 1996 and 1997 and activity during the years then ended is presented in the table and narrative below:

                                                                             WEIGHTED
                                                                             AVERAGE
                                                               SHARES     EXERCISE PRICE
                                                              ---------   --------------
Outstanding -- December 31, 1994............................    123,783       $10.54
  Granted...................................................    202,000         9.50
  Exercised.................................................     (6,569)       10.69
                                                              ---------
Outstanding -- December 31, 1995............................    319,214         9.88
  Granted...................................................    572,916        12.05
  Exercised.................................................    (16,026)       10.23
  Forfeited.................................................     (8,600)       11.13
                                                              ---------
Outstanding -- December 31, 1996............................    867,504        11.29
  Granted...................................................  1,674,480        22.87
  Exercised.................................................   (547,632)       10.66
  Forfeited.................................................    (86,290)       19.25
                                                              ---------
Outstanding -- December 31, 1997............................  1,908,062        21.27
                                                              =========

                      BUDGET GROUP, INC. AND SUBSIDIARIES

     As of December 31, 1997, options for 1,668,062 shares and 240,000 shares of Class A and Class B common stock, respectively, remained outstanding under the Company's stock option plans.

                                                           1995       1996       1997
                                                         --------   --------   --------
Exercisable at end of year
  Shares...............................................   117,214    352,721    326,178
  Weighted average exercise price......................  $  10.53   $  10.36   $  13.85
Weighted average fair value of options granted during
  the year.............................................  $   4.52   $   4.89   $  10.07

     At December 31, 1997, 1,413,285 of the 1,908,062 options outstanding have an exercise price of $22.38 and a remaining contractual life of 9.3 years. Of these options, 60,000 are exercisable. The remaining 494,777 options have exercise prices between $9.50 and $36.44, with a weighted average exercise price of $18.11 and a weighted average remaining contractual life of 8.5 years. Of these options, 266,178 are exercisable with a weighted average exercise price of $11.92. The 494,777 options includes the pro forma issuance of 111,478 options to Cruise option holders with a weighted average exercise price of $12.86.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. For options granted under the ISO Plan, a weighted average risk-free rate of return of 5.89% and an expected life of three years were assumed. For options granted under the Directors' Plan, a risk-free rate of return of 6.63% and an expected life of five years were assumed. Additionally, for each option plan there was no expected dividend yield and an expected volatility of 58%.

(12)  COMMON STOCK WARRANT

     Concurrent with the acquisition of the Budget franchise in Philadelphia and in consideration of the abatement of certain future royalty fees to BRACC with respect to the Philadelphia vehicle rental operation and other consideration received from BRACC, the Company issued a warrant to BRACC (the "Common Stock Warrant") to purchase 175,000 shares of Class A common stock. This warrant has been retired in 1997 following the Company's acquisition of BRACC.

(13)  COMMITMENTS AND CONTINGENCIES

     In October 1997, a California jury awarded damages of approximately $7.4 million against Cruise in the lawsuit entitled Altman's America, et al. v. American Land Cruisers of California et al. The judgment included a $2.6 million award of punitive damages. In addition, in November 1997, the court awarded plaintiff's counsel fees and expenses of $2.5 million. The Company believes the jury verdict is unjust and that the damages awarded are inappropriate and excessive. The Company intends to vigorously pursue a reversal of the jury decision or the elimination of the damages awarded through the California Court of Appeal. The action arose out of a claim for an alleged wrongful termination by Cruise of a sublease agreement with one of its former concession operators. The lawsuit has been pending since May 1987 and has been tried twice previously. The first trial resulted in a judgment for the plaintiff of approximately $3.5 million that was reversed on appeal and remanded for retrial. The second trial resulted in a net judgment for Cruise of $399,000, which was reduced on appeal and again remanded for a retrial. Pending appeal, the Company has taken a one-time charge of $10 million to establish an accrual for damages in the fourth quarter of 1997. This charge is included in general and administrative expenses in the accompanying supplemental consolidated statements of income.

     Other litigation arising in the normal course of business is pending against the Company. Management believes that the Company has meritorious defenses to all significant litigation and that the ultimate outcome of the litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

ENVIRONMENTAL MATTERS

     The Company has recorded amounts which, in management's best estimate, will be sufficient to satisfy anticipated costs of known remediation requirements. At December 31, 1997, the Company has accrued $3,301 for estimated environmental remediation costs and expects to expend approximately $2,600 during 1998. Amounts receivable from third parties for reimbursement of remediation expenditures are not significant.

     Due to factors such as continuing changes in the environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites and changes in the extent of expected remediation efforts, estimated costs for future environmental compliance and remediation are subject to uncertainty and it is difficult to predict the amount or timing of future remediation requirements. The Company does not expect such future costs to have a material adverse effect on the Company's consolidated financial position or results of operations.

(14)  FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments". The estimated fair value amounts are determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the, Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amount.

CASH AND CASH EQUIVALENTS, RESTRICTED CASH, TRADE AND VEHICLE RECEIVABLES AND ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES

     The carrying amounts of these financial assets and liabilities at December 31, 1996 and 1997, approximate fair value because of the short maturity of these instruments.

NOTES PAYABLE

     The carrying amount of a portion of the Company's notes payable approximates fair market value at December 31, 1996 and 1997, since the debt is at floating interest rates. The carrying amount of the Company's fixed-rate notes payable approximates fair value at December 31, 1996 and 1997, due to the recent issuance of such debt or because such notes do not have terms that differ materially from those currently available to the Company.

(15)  SUPPLEMENTAL CASH FLOW DISCLOSURES

     In 1995, the Company issued 1,220,816 shares of Class A common stock with a value of $12,837 and notes payable of $650 for the 1995 acquisitions.

     In 1996, the Company issued 272,727 shares of Class A common stock with a value of $2,727 and notes payable of $10,000 for the 1996 acquisitions.

     In 1997, the Company issued 4,746,167 shares of Class A common stock with a value of $114,274 for the 1997 acquisitions. These amounts reflect the conversion of 4,500 shares of Series A convertible, non-voting preferred stock into 4,500,000 shares of Class A common stock which were sold by the selling stockholder in October 1997.

     The Company paid interest of $20,656, $34,333 and $109,476 in 1995, 1996 and 1997, respectively.

     Income taxes of $346, $1,017, and $1,796 were paid in 1995, 1996 and 1997, respectively.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

     On occasion, the Company acquires goods and services in exchange for revenue earning vehicles. During 1997, revenue earning vehicles in the amount of $2,100 were exchanged for goods and services.

(16)  SEGMENT INFORMATION

     The Company is engaged in the business of the daily rental of vehicles, principally cars, trucks, and passenger vans, and the retail sale of used vehicles.

     Segment information for the year ended December 31, 1995, is as follows:

                                                   RETAIL VEHICLE
                                                       SALES        VEHICLE RENTAL   CONSOLIDATED
                                                   --------------   --------------   ------------
Sales to unaffiliated customers..................     $86,178          $153,304        $239,482
Depreciation and amortization....................         193            41,030          41,223
Operating income.................................       5,943            17,266          23,209
Income (loss) before income taxes................       6,558            (3,379)          3,179
Identifiable assets..............................      45,782           437,962         483,744
Capital expenditures -- revenue earning
  vehicles.......................................          --           362,038         362,038

     Segment information for the year ended December 31, 1996, is as follows:

                                                   RETAIL VEHICLE
                                                       SALES        VEHICLE RENTAL   CONSOLIDATED
                                                   --------------   --------------   ------------
Sales to unaffiliated customers..................     $169,336         $278,472        $447,808
Depreciation and amortization....................        1,482           75,671          77,153
Operating income.................................        4,307           43,294          47,601
Income before income taxes.......................        2,859            9,993          12,852
Identifiable assets..............................       60,962          639,440         700,402
Capital expenditures -- revenue earning
  vehicles.......................................           --          569,118         569,118

     Segment information for the year ended December 31, 1997, is as follows:

                                                   RETAIL VEHICLE
                                                       SALES        VEHICLE RENTAL   CONSOLIDATED
                                                   --------------   --------------   ------------
Sales to unaffiliated customers..................     $289,111        $1,122,325      $1,411,436
Depreciation and amortization....................          283           315,359         315,642
Operating income.................................        1,411           169,585         170,996
Income before income taxes.......................        1,917            53,682          55,599
Identifiable assets..............................      113,436         3,576,472       3,689,908
Capital expenditures -- revenue earning
  vehicles.......................................           --         2,063,627       2,063,627

(17)  SUBSEQUENT EVENTS

     On June 19, 1998, pursuant to the Agreement and Plan of Merger, as amended, entered into on March 4, 1998, the Company acquired all of the outstanding stock of Ryder TRS, Inc. ("Ryder TRS"), based in Denver, Colorado. As consideration for the Ryder TRS acquisition, the Company issued 3,455,206 shares of Class A common stock, paid $125,000 in cash and issued warrants to purchase Class A common stock, the value of which is capped at $19,000. In addition, the Company agreed to pay Ryder TRS stockholders a make-whole payment, the amount of which will depend on the performance of the Class A common stock following the acquisition. The Company will also assume approximately $522,000 of Ryder
TRS's debt. The acquisition will be accounted for under the purchase method of accounting.

     Concurrent with the closing of the Ryder TRS acquisition, the Company implemented a number of changes to its capital structure. These changes included
(i) the amendment and restatement of its existing $300,000 secured revolving credit facility to increase such facility to $550,000, (ii) the conversion of $80,000 of convertible subordinated notes into 4,305,814 shares of Class A common stock, including 319,768 shares issued in lieu of interest payments which the holders of the convertible subordinated notes will forego as a result of early conversion, (iii) the redemption of $165,000 of guaranteed senior notes,
(iv) the issuance, by a subsidiary of the Company, of 6,000,000 shares of remarketable term income deferrable equity securities ("High Tides") which raised approximately $290,250 and (v) the private placement of $1,100,000 of medium term notes (the "TFFC-98 Notes"). The High Tides accrue distributions at a rate of 6.25 percent per annum, have a liquidation value of $50 per share and are convertible into the Company's Class A common stock at the rate of 1.5179 shares of Class A common stock for each High Tide. The TFFC-98 Notes bear interest at rates ranging from 6.07% to 6.84% and mature at various dates ranging from July 2002 through October 2006.